EXHIBIT 21.2

WISCONSIN POWER AND LIGHT COMPANY

SUBSIDIARIES OF THE REGISTRANT

The following is deemed to be a significant subsidiary of Wisconsin Power and Light Company as of Dec. 31, 2008:

Name of Subsidiary	State of Incorporation

WPL Transco LLC	Wisconsin